UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2009
ENCORE ACQUISITION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-16295	75-2759650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 877-9955
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On December 9, 2009, Encore Acquisition Company (“EAC”) amended its existing Amended and Restated Credit Agreement, dated as of March 7, 2007 (as amended, the “EAC Credit Agreement”), by and among EAC, Encore Operating, L.P., a wholly owned subsidiary of EAC, Bank of America, N.A., as administrative agent and L/C Issuer, and the lenders party thereto.
     The amendment (the “Fourth Amendment”) was entered into in connection with EAC’s semi-annual redetermination of its borrowing base pursuant to the EAC Credit Agreement. Pursuant to the Fourth Amendment, the borrowing base under the EAC Credit Agreement was increased to $925 million.
     This Current Report on Form 8-K contains only a summary of the Fourth Amendment. The summary does not purport to be a complete summary of the Fourth Amendment and is qualified in its entirety by reference to the Fourth Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
     Bank of America, N.A., the other lenders under the EAC Credit Agreement, and their affiliates or predecessors have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial and commercial services for EAC and its subsidiaries for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1
Fourth Amendment to Amended and Restated Credit Agreement, dated as of December 9, 2009, by and among Encore Acquisition Company, Encore Operating, L.P., Bank of America, N.A., as administrative agent and L/C issuer, and the lenders party thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE ACQUISITION COMPANY
Date: December 15, 2009	By:	/s/ Andrea Hunter
Andrea Hunter
Vice President, Controller, and Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1
Fourth Amendment to Amended and Restated Credit Agreement, dated as of December 9, 2009, by and among Encore Acquisition Company, Encore Operating, L.P., Bank of America, N.A., as administrative agent and L/C issuer, and the lenders party thereto.